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                                                                    EXHIBIT 99.1


                                   MEMORANDUM

TO:      EXECUTIVE OFFICERS AND DIRECTORS OF TENNECO INC.

FROM:    TIMOTHY R. DONOVAN

RE: IMPORTANT NOTICE REGARDING 401(K) PLAN BLACKOUT PERIOD AND RESTRICTIONS ON ABILITY TO TRADE IN COMPANY SECURITIES

DATE:    FEBRUARY 13, 2006


         This notice is to inform you of significant restrictions on your ability to trade in Tenneco Inc. ("Company") stock during an upcoming "blackout period" that will apply to the Company's 401 (k) plans. We recognize that the blackout period necessitated by the 401(k) plan changeover will occur during our customary quarterly blackout period prior to the Company's first quarter earnings release. Under applicable law, we are nonetheless required to provide you with this notice.

         The blackout period, which is due to a conversion to a new plan record keeper and changes in available investment options, will begin at 3:00 p.m. Eastern time on March 20, 2006, and will end at 9:30 a.m. Eastern time on April 3, 2006. During the blackout period, plan participants will not be able to transfer or reallocate funds, change contribution rates, make new investment elections, including investment changes involving the Company's common stock held in the 401(k) plans, or request loans, withdrawals or final distributions from the 401(k) plans.

         IN ACCORDANCE WITH SECTION 306(A) OF THE SARBANES-OXLEY ACT OF 2002 AND THE SEC'S RULES PROMULGATED THEREUNDER, THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS ARE PROHIBITED - FROM 3:00 P.M. EASTERN TIME ON MARCH 20, 2006 THROUGH THE END OF THE BLACKOUT PERIOD - FROM PURCHASING, SELLING, OR OTHERWISE ACQUIRING OR TRANSFERRING, DIRECTLY OR INDIRECTLY, ANY EQUITY SECURITY OF THE COMPANY ACQUIRED IN CONNECTION WITH HIS OR HER SERVICES AS A DIRECTOR OR EXECUTIVE OFFICER.

         Please note the following:

               o "Equity securities" is defined broadly to include the Company's common stock, options, and other derivatives.

               o Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members).

               o Among other things, these rules prohibit exercising options granted to you in connection with your services as a director or executive officer, selling Company stock acquired pursuant to such options, and selling Company stock originally received as a restricted stock grant.
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         These rules apply in addition to the trading restrictions under the
Company's insider trading policy. In particular, you will be subject to the customary quarterly blackout period through and including the second business day after the release of our first quarter 2006 earnings. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties. BECAUSE OF THE COMPLEXITY OF THESE RULES AND THE SEVERITY OF THE PENALTIES AND OTHER REMEDIES, PLEASE CONTACT THE OFFICE OF THE GENERAL COUNSEL BEFORE ENGAGING IN ANY TRANSACTION INVOLVING THE COMPANY'S SECURITIES.

         If you have any questions, please feel free to contact me at 847-482-5053 or at Tenneco Inc, 500 N. Field Drive, Lake Forest, Il. 60045.